Incorporated in the State of Delaware on February 22, 2008

No. 001

Shares

*i*GENII, INC.

Common Stock

This Certifies That ______________________________ is the owner of

______ *i*Genii, Inc. ______ Shares of the Capital Stock of

CORPORATE NAME

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ______ day of ______ A.D. ______

President

Secretary

SHARES $0.60 EACH